Exhibit 10.05

Michael Giannetto

December 27, 2011

Dear Michael:

On behalf of Sonos Inc. (“Sonos” or the “Company”), I am delighted to offer you an exempt position as Chief Financial Officer in our Cambridge, MA office. In your new position you will report to the Chief Executive Officer, John MacFarlane. We look forward to welcoming you to Sonos.

Remuneration

If you decide to join Sonos, you will receive an annual salary of $275,000, which will be paid semi-monthly in accordance with Sonos’ payroll procedures.

Bonus

While your start date precludes your participation in Sonos’ 2011 Bonus Plan, you will be eligible to participate in a Company-wide Bonus Plan for 2012, the terms and conditions of which have yet to be established. For reference, the 2011 Bonus Plan provides for a maximum bonus of fifteen percent (15%) of an employee’s base salary, pro-rated for the portion of the bonus year (February 1, 2011 - January 31, 2012) during which the employee is employed. Attainment of any bonus amount will be based on a combination of achievement of personal bonus goals (up to 10%) and a potential five percent (5%) bonus if the Company achieves its household growth target. Under the current plan, you must be an active employee on January 31st of the current plan year to be eligible for payment. The parameters of the Sonos bonus plan are subject to change on an annual basis. Annual performance reviews occur at the end of January.

Stock Options

If you decide to join Sonos, it will be recommended at the first meeting of Sonos’ Board of Directors following your start date that Sonos grant you an option to purchase shares of Sonos’ Common Stock. The option grant will give you the right to purchase 275,000 shares of Common Stock at a price per share to be determined by the Board. 25% of the shares subject to the option grant will vest 12 months after the date your vesting begins, subject to your continuing employment with Sonos. The remaining shares will vest monthly over the next 36 months in equal monthly amounts, subject to your continuing employment with Sonos. The option grant will be subject to the terms and conditions of Sonos’ Stock Option Plan and Stock Option Agreement.

As a regular full-time employee, you will be eligible to receive benefits that are provided to U.S. employees of Sonos beginning the first day of the calendar month following your start date. These include benefits such as health, dental, retirement and vision insurance.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

In addition to the foregoing benefits, in the event that you are terminated by Sonos other than for Cause (as defined below), Sonos will pay you your then current base salary for six (6) months following your termination date and will continue to pay your existing health insurance benefits during such period.

For purposes of this Offer Letter, “Cause” shall mean the reasonable determination by the CEO that you have engaged in or taken any of the following actions: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) refusal to comply with reasonable business directives of the Company’s Chief Executive Officer or Board of Directors; (iii) negligent, reckless or willful misconduct in the performance of your duties; (iv) failure to perform, or continuing neglect in the performance of, duties assigned to you; (v) willful misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving moral turpitude or fraud; or (vii) violation of Company policies, including, without limitation, the Company’s policy on prohibition of unlawful harassment, which violation(s) are reasonably likely to cause material harm to the Company’s financial operations or reputation.

There are several conditions of employment at Sonos of which you should be aware. These are attached as an appendix to this offer letter. These apply to all U.S. employees of Sonos in the same manner as they will apply to you.

Please feel free to contact your manager with any questions or concerns you may have regarding this offer, Sonos’ benefits package, options plans or the terms and conditions of your employment. The terms contained in this offer letter supersede all prior oral representations regarding employment. Please accept this offer by signing and dating below and return it to Human Resources by email at                      or by fax at                      no later than Friday, December 30, 2011. If you accept our offer, we anticipate that your first day of employment would be January 9, 2012.

We are excited about having you join our team. We are creating a work environment that focuses on quality, innovation, and drive, and hope you’ll be a key part of it. We look forward to working with you at Sonos.

Sincerely,

/s/ Susan Monaghan
Susan Monaghan
Chief Human Resources Officer

Agreed to and accepted:

Signature: /s/ Michael Giannetto

Date: Jan 1, 2012

Printed Michael Giannetto

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Attachment: Appendix of Employment Terms and Conditions

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com

Employment Terms and Conditions

1.    At Will Employment: You should be aware that your employment with Sonos is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, Sonos is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give Sonos at least two weeks notice.

2.    Background Checks: Sonos reserves the right to conduct background investigations and/or reference checks on all of its potential employees. This offer of employment may be rescinded at any time in the event of unfavorable background investigation and/or reference check results.

3.    Federal Immigration Law: For purposes of federal immigration law, you will need to provide to Sonos documentary evidence of your identity and eligibility for employment in the United States. Please provide such documentation to us within three (3) business days of your date of hire.

4.    Conflicting Agreements: We also ask that, if you have not already done so, you disclose to Sonos any agreements relating to your prior employment that may affect your eligibility to be employed by Sonos or limit the manner in which you may be employed. It is Sonos’ understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, by joining Sonos, you agree that, during the term of your employment with Sonos, you will not engage in any other employment, occupation, consulting or other business activity directly related to Sonos’ business, nor will you engage in any other activities that conflict with your obligations to Sonos. Similarly, you agree not to bring any third party confidential information to Sonos, including that of your former employer, and that in performing your duties for Sonos you will not in any way utilize any such information.

5.    Compliance with Company Standards: As a Company employee, you will be expected to abide by Sonos’ rules and standards of conduct. These are set forth in Sonos Handbook, which is distributed and available to each employee.

6.    Employee Agreement. As a condition of your employment, you will need to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Sonos, and non-disclosure of Company proprietary information. This agreement specifies the procedures to be followed in the event of any dispute or claim relating to or arising out of our employment relationship. We will need you to sign the Agreement on or before your first day of employment.

7.    If you join our Santa Barbara office, your employment will be governed by and interpreted under the laws of the State of California, without regard to conflict of law principles. If you join our Cambridge office, your employment will be governed by and interpreted under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

223 E De La Guerra  Santa Barbara, CA 93101  T (+1) 805 965 3001  F (+1) 805 965 3010  www.sonos.com